Exhibit 10.1

AGREEMENT AND AMENDMENT NO. 4 TO STOCK PURCHASE AGREEMENT

This Agreement and Amendment No. 4 to the Stock Purchase Agreement executed December 9, 2010 (the “Execution Date”) (“Fourth Amendment”) with an effective date of  November 30, 2010 (the “Effective Date”) by and among Deep Down, Inc., a corporation existing under the laws of Nevada (“Purchaser”), Cuming Corporation, a corporation existing under the laws of Massachusetts (the “Company”), and the stockholders of the Company listed on the signature pages hereof under the heading “Selling Stockholders” (collectively, the “Selling Stockholders”). All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Agreement (as defined below).

WHEREAS, on May 3, 2010, the parties entered into that certain Stock Purchase Agreement (the “Agreement”); and

WHEREAS, on June 30, 2010, the parties entered into that certain Amendment No. 1 to Stock Purchase Agreement (“First Amendment”); and

WHEREAS, on July 31, 2010, the parties entered into that certain Amendment No. 2 to Stock Purchase Agreement (“Second Amendment”); and

WHEREAS, on October 31, 2010, the parties entered into that certain Amendment No .3 to Stock Purchase Agreement (“Third Amendment”); and

WHEREAS, the parties desire to further amend the Agreement in accordance with the terms of this Fourth Amendment.

AGREEMENT

1.	Purchase Price. Section 2.2 of the Agreement shall be amended and restated to read as follows:

“2.2  Purchase Price. The aggregate purchase price to be paid by Purchaser for the Shares shall be an amount in cash equal to $42,000,000.00, plus an amount equal to the Net Customer Deposit Assets (if any) or less an amount equal to the Net Customer Deposit Liabilities (if any) (subject to adjustment as provided in Section 2.4 (the “Purchase Price”).”

2.	Payment of Purchase Price. Section 2.3(a) of the Agreement shall be amended and restated to read as follows:

“(a) On the Closing Date, Purchaser shall pay the Purchase Price less the Adjustment Escrow Amount, the Indemnity Escrow Amount and, if and to the extent the Closing occurs on or prior to December 31, 2010, the Earnest Money Deposit Escrow Amount, to the Selling Stockholders, which shall be paid to or at the direction of the Selling Stockholders by wire transfer of immediately available funds into accounts designated in writing by the Selling Stockholders not less than two (2) Business Days prior to the Closing Date; with such amounts paid to the accounts of the Selling Stockholders allocated among them in accordance with their pro rata ownership of the Shares set forth on Exhibit A.”

3.             Lease between Company and 225 Bodwell Corporation.  Exhibit G to the Agreement shall be amended and restated in its entirety as set forth in Exhibit A to this Fourth Amendment.

4.	Termination of Agreement. Section 9.l(a) of the Agreement shall be amended and restated to read as follows:

“(a) At the election of the Stockholder Representative or Purchaser on or after January 14, 2011 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date (as may be extended pursuant hereto), provided that the terminating party is not in material default of any of its obligations hereunder.”

5.              Earnest Money Deposit.  Within one day from and after the Execution Date, the parties hereto acknowledge that Flotation Investor, LLC (“Flotation Investor”)  will deposit with Casner & Edwards, LLP, in its capacity as escrow agent (“Earnest Money Deposit Escrow Agent”) the sum of Two Million Dollars ($2,000,000) (“Earnest Money Deposit Escrow Amount”) pursuant to that certain Earnest Money Deposit Agreement dated as of the Execution Date (“Earnest Money Deposit Agreement”) as set forth in Exhibit B to this Fourth Amendment by and among Flotation Investor,  the Selling Stockholders and the Earnest Money Deposit Escrow Agent.  The parties agree that the Earnest Money Deposit Amount shall be applied  towards Purchaser’s obligation to pay the Purchase Price on the Closing Date, if and to the extent that the Closing occurs on or prior to December 31, 2010.  The parties hereto acknowledge that Purchaser and Flotation Investor have entered into an arrangement with respect to Flotation Investor’s financing of a portion of the Purchase Price at Closing.  Each of Purchaser, Flotation Investor and the Selling Stockholders will use commercially reasonable efforts to effectuate the Closing on or before December 31, 2010.  Anything in the Agreement to the contrary notwithstanding, in the event that the Closing does not occur on or prior to December 31, 2010 and (i) the Agreement has not been terminated by Purchaser, pursuant to Sections 9.1(c), 9.1(d) or 9.1(e) hereof on or prior to such date, (ii) the Selling Stockholders have not terminated the Agreement for any reason either alone or mutually with Purchaser on or prior to such date, and (iii) all of the conditions to Closing pursuant to Section 7.1 of the Agreement, other than Section 7.1(i) and 7.1(j), have been satisfied by such date (provided that such conditions requiring delivery to Purchaser of documents or instruments by or on behalf of the Selling Stockholders shall be deemed to have been satisfied upon delivery of such documents or instruments in escrow pending the Closing), then the entire Earnest Money Deposit shall be forfeited and paid immediately to the Selling Stockholders in accordance with the terms of the Escrow Money Deposit Agreement and shall no longer apply towards the Purchase Price, regardless of when the Closing occurs, if at all.

6.
Counterparts; Facsimile Signatures.  This Fourth Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This amendment may be executed by facsimile signature.

7.	Effectiveness of Agreement. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

    IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first written above.

DEEP DOWN, INC.

By:	/s/ Eugene L. Butler
Eugene L. Butler, Executive Chairman

CUMING CORPORATION

By:	/s/ John W. Cuming
John W. Cuming, Chairman

SELLING STOCKHOLDERS:

By:	/s/ John W. Cuming
John W. Cuming

/s/ Jon E. Steffensen
Jon E. Steffensen, Executor for the Estate of William R. Cuming under will dated March 31, 2003, as amended

The undersigned hereby acknowledges and agrees to the provisions of Section 5 of the foregoing Agreement and Amendment No. 4 to Stock Purchase Agreement.

FLOTATION INVESTOR, LLC

Date: December 9, 2010	By:	/s/ Zalmie Jacobs